Exhibit 99.1

Dayton Superior Reports Record Third Quarter Operating Earnings

DAYTON, Ohio--(BUSINESS WIRE)--October 29, 2008--Dayton Superior Corporation (NASDAQ: DSUP), the leading North American provider of specialized products for the non-residential concrete construction market, reported today its highest third quarter net income in nine years and record third quarter operating earnings.

The following results for its third quarter ended September 26, 2008, are compared with results for the similar period of 2007:

  Net sales were $136 million, up 4%.
  Gross profit increased 22% to $48 million, reflecting gains in pricing and ongoing cost improvement programs;
  Net income of $6.4 million, or $0.33 per diluted share, improved sixteen-fold from net income of $0.4 million, or $0.02 cents per diluted share.

Sales of Dayton Superior’s concrete construction related products increased 4% to $117 million, stemming from higher selling prices partially offset by lower unit volume. Equipment rental revenues increased 4% to $15 million due to higher rental prices. Revenues from sales of used rental equipment declined slightly, due to the timing of customer demand.

Gross profit on product sales was $38 million, or 32% of product sales, compared with $30 million and 27% in the third quarter of 2007. Rental gross profit was $7 million, or 48% of rental revenue, compared with $6 million, or 40% of rental revenue, in the third quarter of 2007. Third quarter used rental equipment gross profit as a percent of sales of used rental equipment was 72% as compared to 85% in last year's third quarter.

Selling, general, and administrative expenses increased to $28 million or 21% of net sales compared to 2007 levels at $27 million or 20% of net sales, due to inflation and cost increases related to the higher net sales and gross profit.

Eric R. Zimmerman, Dayton Superior’s President and Chief Executive Officer, said, “The operational and organizational improvements made in this difficult market environment are significant. All facets of our organization contributed to our third quarter success. Our marketing and sales disciplines, manufacturing productivity, distribution center controls, and new product sales were all key to our improved financial performance. In light of the non-residential construction challenges in most regions, and the continued tight credit markets, we are pleased with our results through September.”

The following results for the first nine months of 2008 are compared with results for the similar period of 2007:

  Net sales were $372 million, up 1%;
  Gross profit increased 13% to $127 million;
  Net loss of $3 million, or $0.15 per share, including a $6 million charge related to a debt refinancing in the first quarter, versus a net loss of $3 million, or $0.19 per share.

Mr. Zimmerman added, “While currently focusing efforts on addressing our subordinated debt that will mature in early 2009, we continue to actively pursue improvements in customer service, product line and geographical performance, and cost controls.”

The Company has scheduled a conference call at 11:00 a.m. ET, Thursday, October 30, 2008 to discuss the third quarter results. The conference call can be accessed by dialing 1-800-723-6575 or 1-785-830-1997 and entering ID# 8448455 at least 10 minutes before the start of the call to register. A replay of the call will be available from 2:00 p.m. ET on Thursday, October 30, 2008 through 11:59 p.m. ET on Thursday, November 13, 2008 by calling 1-888-203-1112 or 1-719-457-0820 and entering ID#8448455.

Dayton Superior is the leading North American provider of specialized products consumed in non-residential, concrete construction, and we are the largest concrete forming and shoring rental company serving the domestic, non-residential construction market. Our products can be found on construction sites nationwide and are used in non-residential construction projects, including: infrastructure projects, such as highways, bridges, airports, power plants and water management projects; institutional projects, such as schools, stadiums, hospitals and government buildings; and commercial projects, such as retail stores, offices and recreational, distribution and manufacturing facilities.

Note: Certain statements made herein concerning anticipated future performance are forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation):

  the ability to refinance the Company’s debt on commercially reasonable terms;
  depressed or fluctuating market conditions for the Company’s products and services;
  operating restrictions imposed by the Company’s existing debt increased raw material costs and operating expenses;
  the ability to increase manufacturing efficiency, leverage purchasing power and broaden the Company’s distribution network;
  the competitive nature of the non-residential construction industry in general, as well as specific market areas.

This list of factors is not intended to be exhaustive, and additional information concerning relevant risk factors can be found in Dayton Superior’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current Reports on Form 8-K filed with the Securities and Exchange Commission.

Dayton Superior Corporation Summary Income Statement, Unaudited (amounts in thousands, except per share amounts)

	For the three months ended:
	September 26, 2008		September 28, 2007
	Amount	% of Sales	Amount	% of Sales

Product Sales	$117,086	86.2%	$112,327	85.9%
Rental Revenue	15,274	11.3%	14,707	11.2%
Used Rental Equipment Sales	3,415	2.5%	3,789	2.9%
Net Sales	135,775	100.0%	130,823	100.0%

Product Cost of Sales	79,056	67.5%	82,394	73.4%
Rental Cost of Sales	7,977	52.2%	8,784	59.7%
Used Rental Equipment Cost of Sales	974	28.5%	581	15.3%
Cost of Sales	88,007	64.8%	91,759	70.1%

Product Gross Profit	38,030	32.5%	29,933	26.6%
Rental Gross Profit	7,297	47.8%	5,923	40.3%
Used Rental Equipment Gross Profit	2,441	71.5%	3,208	84.7%
Gross Profit	47,768	35.2%	39,064	29.9%

Selling, General & Administrative	28,327	20.9%	26,667	20.4%
Facility Closing and Severance Expenses	158	0.1%	140	0.1%
Loss on Disposals of Property, Plant, and Equipment	107	0.1%	217	0.2%
Income from Operations	19,176	14.1%	12,030	9.2%

Interest Expense, net	12,293	9.1%	11,635	8.9%
Other Expense (Income)	102	0.1%	(214)	(0.2%)
Income Before Income Taxes	6,781	4.9%	609	0.5%
Provision for Income Taxes	415	0.3%	223	0.2%
Net Income	$6,366	4.6%	$386	0.3%

Weighted Average Shares Outstanding	18,563		18,312
Basic Net Income Per Share	$0.34		$0.02

Weighted Average Shares and Equivalents Outstanding	19,298		19,302
Diluted Net Income Per Share	$0.33		$0.02

Rental Depreciation	$2,929		$4,207
Other Depreciation	2,734		2,442
Total Depreciation	$5,663		$6,650
Rental Gross Profit Without Depreciation	10,226	67.0%	10,127	68.9%

Dayton Superior Corporation Summary Income Statement, Unaudited (amounts in thousands, except per share amounts)

	For the nine months ended:
	September 26, 2008		September 28, 2007
	Amount	% of Sales	Amount	% of Sales

Product Sales	$315,656	84.8%	$309,677	84.3%
Rental Revenue	42,469	11.4%	44,211	12.0%
Used Rental Equipment Sales	14,066	3.8%	13,473	3.7%
Net Sales	372,191	100.0%	367,361	100.0%

Product Cost of Sales	218,229	69.1%	226,160	73.0%
Rental Cost of Sales	24,740	58.3%	25,129	56.8%
Used Rental Equipment Cost of Sales	2,038	14.5%	3,214	23.9%
Cost of Sales	245,007	65.8%	254,503	69.3%

Product Gross Profit	97,427	30.9%	83,517	27.0%
Rental Gross Profit	17,729	41.7%	19,082	43.2%
Used Rental Equipment Gross Profit	12,028	85.5%	10,259	76.1%
Gross Profit	127,184	34.2%	112,858	30.7%

Selling, General & Administrative	84,781	22.8%	79,837	21.7%
Facility Closing and Severance Expenses	1,332	0.4%	591	0.2%
(Gain) Loss on Disposals of Property, Plant, and Equipment	(306)	(0.1%)	478	0.1%
Income from Operations	41,377	11.1%	31,952	8.7%

Interest Expense, net	37,162	10.0%	34,769	9.5%
Loss on Extinguishment of Long-term Debt	6,224	1.7%	----	----
Other Expense	156	----	119	----
Loss Before Income Taxes	(2,165)	(0.6%)	(2,936)	(0.8%)
Provision for Income Taxes	671	0.2%	454	0.1%
Net Loss	$(2,836)	(0.8%)	$(3,390)	(0.9%)

Weighted Average Shares Outstanding	18,563		18,273
Basic and Diluted Net Loss Per Share	$(0.15)		$(0.19)

Rental Depreciation	$10,676		$12,145
Other Depreciation	7,578		6,337
Total Depreciation	$18,254		$18,482
Rental Gross Profit Without Depreciation	28,405	66.9%	31,227	70.6%

Dayton Superior Corporation Summary Balance Sheet, Unaudited (in thousands)

	As of:
	September 26, 2008	December 31, 2007
Summary Balance Sheet:
Cash	$833	$3,381
Accounts Receivable, Net	86,469	68,593
Inventories	95,253	66,740
Other Current Assets	6,405	6,458
Total Current Assets	188,960	145,172

Rental Equipment, Net	63,432	67,640
Property & Equipment, Net	54,267	56,812
Goodwill & Other Assets	48,480	47,629
Total Assets	$355,139	$317,253

Revolving Credit Facility	$116,346	$-
Current Portion of Long-Term Debt	258,469	8,990
Accounts Payable	28,267	39,204
Other Current Liabilities	35,988	34,933
Total Current Liabilities	439,070	83,127

Other Long-Term Debt	69	315,607
Other Long-Term Liabilities	7,572	8,162
Total Liabilities	446,711	406,896
Stockholders’ Deficit	(91,572)	(89,643)
Total Liabilities & Stockholders’ Deficit	$355,139	$317,253

Dayton Superior Corporation Summary Cash Flow Statement, Unaudited (in thousands)

	For the nine months ended:
	September 26, 2008	September 28, 2007
		(As Restated)

Net Loss	$(2,836)	$(3,390)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities	21,704	15,231
Changes in Assets and Liabilities	(57,184)	(38,873)
Net Cash Used in Operating Activities	(38,316)	(27,032)

Property, Plant and Equipment Additions, Net	(7,036)	(13,907)
Rental Equipment Proceeds (Additions), Net	8,394	(4,103)
Net Cash Provided by (Used in) Investing Activities	1,358	(18,010)

Net Borrowings Under Revolving Credit Facility	116,346	17,900
Repayments of Other Long-Term Debt	(72,604)	(1,118)
Financing Costs Incurred	(4,643)	(659)
Issuance of Shares of Common Stock	-	808
Prepayment Premium on Redemption of Long-term Debt	(4,641)	-
Net Change in Loans to Stockholders	(24)	1,191
Net Cash Provided By Financing Activities	34,434	18,122

Other, Net	(24)	169
Net Decrease in Cash	$(2,548)	$(26,751)

CONTACT:
Dayton Superior Corporation
Edward J. Puisis, Executive Vice President & CFO
Phone: 937-428-7172
Fax: 937-428-9115